Exhibit 99.1
Bally Retains Restructuring Veteran Michael Feder as Chief Operating Officer
John Wildman Assumes Post of Interim CMO and SVP, Sales
     CHICAGO, June 6, 2007 — Bally Total Fitness Holding Corporation (Pink Sheets: BFTH.PK) today announced that Michael Feder has joined the Company as Chief Operating Officer and will assume broad leadership responsibilities for all operations. Feder replaces former Chief Operating Officer John Wildman, who will become Interim Chief Marketing Officer and Senior Vice President, Sales. The Company also said that it is continuing its search for a permanent CEO.
Feder is a Managing Director at AlixPartners, a financial advisory firm specializing in business performance improvement and corporate restructuring initiatives. He brings more than 35 years of senior operating experience to Bally Total Fitness, including an extensive background in transitional management and performance improvement services. Additionally, he has served in a variety of advisory and interim leadership roles at other corporations, where he has demonstrated his capabilities in liquidity generation and cash management, executing effective cost reduction initiatives, and developing new business models in response to evolving markets.
Bally Interim Chairman and Chief Restructuring Officer Don R. Kornstein commented, “We are excited that Michael has decided to join our team as we navigate through our operational and financial restructuring. He brings broad leadership skills and experience in successfully managing turnarounds to his new role at Bally, and will play a key leadership role as we move to become operationally stronger as a company. Michael will have the additional support of his team at AlixPartners, which will be working closely with our field organization to implement the adjustments necessary to successfully restructure Bally Total Fitness.”
John Wildman has been with Bally Total Fitness for over 27 years, and most recently served as the Company’s Chief Operating Officer. He replaces Jim McDonald as interim CMO, and will continue to oversee the sales organization as Senior Vice President, Sales. The integration of sales, marketing and back office collections is being implemented to improve the Company’s overall results.
Don R. Kornstein added, “John brings a depth of institutional knowledge about the Company that will prove invaluable to our strategy of reshaping Bally Total Fitness for future profitable growth. His energy and enthusiasm have positively affected our field teams and thereby shaped their interaction with our members. Our brand remains well recognized as a leader in the fitness sector, and John’s hard work and dedication will continue to be a driving force behind our success in strengthening the brand consistent with our improved operations.”
Feder currently serves as an advisor to Calpine Corporation. His role at Calpine is being transitioned to several team members that have been working with him at the Company. Prior to that, he served in a variety of interim management roles at companies including InteliStaf, a privately held company in the nurse-staffing industry, Avado Brands, Inc., a $300 million casual dining restaurant operator, and DIRECTV — Latin America (“DTVLA”), a leading pan-regional provider of direct-to-home satellite television entertainment to Latin America.
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness(R) and Bally Sports Clubs(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.